EXHIBIT 23.2

NETHERLAND, SEWELL & ASSOCIATES, INC.

August 4, 2005

Gastar Exploration Ltd.

1331 Lamar Street, Suite 1080

Houston, Texas 77010

Re: Gastar Exploration Ltd., Registration Statement on Form S-1

dated on or about August 5, 2005

Gentlemen:

The firm of Netherland, Sewell & Associates, Inc. consents to the use of its name and to the use of its reports regarding Gastar Exploration Ltd.’s Proved Reserves and Future Net Revenue as of December 31, 2004 and as of January 1, 2003 and 2002 in Gastar’s Registration Statement on Form S-1 to be filed on or about August 5, 2005 and all subsequent amendments thereto.

Netherland, Sewell & Associates, Inc. has no interests in Gastar Exploration Ltd. or in any affiliated companies or subsidiaries and is not to receive any such interest as payment for such reports and has no director, officer, or employee otherwise connected with Gastar Exploration Ltd. Gastar Exploration Ltd. does not employ us on a contingent basis.

Yours very truly,

NETHERLAND, SEWELL & ASSOCIATES, INC.

/s/ C.H. REES III
C.H. (Scott) Rees III, P.E.
President and Chief Operating Officer